Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER 2012 RESULTS AND ANNOUNCES AFRICA EXPANSION PLANS

Mansfield, Ohio – July 27, 2012 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the second quarter 2012.

Net sales during the second quarter 2012 were $92.6 million compared to $92.2 million during the same period in 2011. Net income was $7.6 million compared to $8.9 million in the second quarter 2011, a 14.6% decrease. Earnings per share were $0.36 and $0.42 for the respective periods, a 14.3% decrease.

Net sales for the six months ended June 30, 2012 increased 10.9% to $195.4 million compared to $176.2 million during the same period in 2011. Net income increased 11.3% to $17.8 million compared to $16.0 in the first six months of 2011. Earnings per share were $0.85 and $0.76 for the respective periods.

Sales were flat in the quarter compared to the second quarter 2011 and less than the record first quarter 2012. Strong sales increases occurred in the agricultural and fire protection markets and sales also rose in the petroleum and OEM markets. However, these increases were largely offset by decreased sales in the municipal market primarily due to decreased shipments of pumps supplied for domestic flood control projects and municipal funding constraints affecting sales of sewage pumps and systems, as well as reduced demand for pumps for natural gas drilling applications and from rental businesses. Encouragingly, international sales grew 38.0% in the second quarter 2012 compared to the same period last year, while domestic sales decreased 15.8% largely due to the aforementioned decline in municipal market sales.

The decrease in earnings for the quarter was principally driven by a less favorable product mix and increased healthcare expense of $0.02 per share.

The Company’s backlog of orders was $133.7 million at June 30, 2012 compared to $154.2 million a year ago and $155.5 million at December 31, 2011. The decrease from June 30, 2011 and December 31, 2011 was primarily due to record shipments during the first six months of 2012 combined with lower incoming orders for the construction and municipal markets.

Cash and short-term investments totaled $17.1 million, and $9.0 million of bank debt was outstanding at June 30, 2012. Working capital increased 5.8% from December 31, 2011 to $111.1 million at June 30, 2012 largely due to increased inventory to reduce future delivery lead-times, and to current accounts receivable. Both inventory and backlog are expected to be reduced during the balance of the year due to shipments of some longer-term orders received in 2011.

During the first six months of 2012, investing activities of $11.0 million consisted of capital expenditures for an expansion of National Pump’s facilities of $2.4 million and machinery and equipment of $8.6 million. Capital expenditures for the full year 2012 are estimated to be $14 to $17 million and are expected to be financed through internally generated funds and existing lines of credit.

Jeffrey S. Gorman, President and CEO said, “Although our first half results included all-time record sales and earnings for the Company, we were impacted by declining orders in our major capital goods-affected markets during the second quarter. Many domestic and global economic challenges continue and consumer, municipal and overall business confidence are not yet fully recovered. As with current trends in other major capital goods markets, incoming orders are expected to remain moderate over the next few quarters compared to last year’s record pace. However, we remain confident over the longer term as we continue to provide our high quality products and pursue other growth opportunities.”

Also, the Company today announced the formation of Gorman-Rupp Africa Proprietary Limited (“G-R Africa”) as a wholly-owned operating subsidiary headquartered in Johannesburg, Republic of South Africa. G-R Africa will primarily focus on the planned expansion of international sales throughout Sub-Sahara Africa and the extension of the Company’s existing sales operations based in South Africa. The addition of G-R Africa will complement the Company’s existing international operations centers in Europe and Asia.

“This expansion in Africa demonstrates another step in our long standing focus on international growth. Africa is an increasingly rapid-developing continent that continues to benefit from positive internal governmental reforms that are starting to strengthen its various economies. As a result, the urbanization rate is increasing in many areas of the continent but it still generally remains highly underdeveloped and lacks needed water, wastewater, agriculture and construction infrastructure, all of which are proven core markets for The Gorman-Rupp Company’s products.” said Jeffrey S. Gorman.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, the absence of which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the successful integration of acquisitions; and (4) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$92,583	$92,159	$195,408	$176,233
Cost of products sold	69,842	67,910	145,993	130,598

Gross profit	22,741	24,249	49,415	45,635
Selling, general and administrative expenses	11,247	10,768	22,693	21,495

Operating income	11,494	13,481	26,722	24,140
Other income (expense) - net	93	(66)	247	(97)

Income before income taxes	11,587	13,415	26,969	24,043
Income taxes	4,019	4,490	9,160	7,999

Net income	$7,568	$8,925	$17,809	$16,044

Earnings per share	$0.36	$0.42	$0.85	$0.76

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	June 30,	December 31,
	2012	2011
Assets
Cash and short-term investments	$17,087	$21,202
Accounts receivable - net	62,317	56,419
Inventories	85,439	73,193
Deferred income taxes and other current assets	6,354	5,058

Total current assets	171,197	155,872
Property, plant and equipment - net	120,140	114,349
Other assets	3,986	2,998
Goodwill and other intangible assets	25,059	25,481

Total assets	$320,382	$298,700

Liabilities and shareholders’equity
Accounts payable	$19,801	$15,679
Short-term debt	9,000	10,000
Accrued liabilities and expenses	31,289	25,194

Total current liabilities	60,090	50,873
Pension benefits	4,271	6,571
Postretirement benefits	23,056	22,705
Deferred and other income taxes	3,718	3,787

Total liabilities	91,135	83,936
Shareholders’equity	229,247	214,764

Total liabilities and shareholders’ equity	$320,382	$298,700

Shares outstanding	20,990,893	20,990,893

3